EXHIBIT 5.1

Davidoff Hutcher & Citron LLP
605 Third Avenue, 34th Floor
New York, NY 10158

August 12, 2013

Sysorex Global Holdings Corp.

3375 Scott Blvd., Suite 440

Santa Clara, CA 95054

Re:   Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Sysorex Global Holdings Corp., a Nevada corporation (the “Company”), in connection with the proposed sale of 6,888,233 shares of the Company’s common stock (“Common Stock”), pursuant to the Company’s Registration Statement on Form S-1 (the “Registration Statement”) last filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) on this date.

This opinion letter (the “Opinion Letter”) is being rendered in accordance with the requirements of Item 16(a) of Form S-1 and Item 601(b)(5)(i) of Regulation S-K in connection with the filing of the Registration Statement. Unless otherwise indicated, capitalized terms used herein shall have the meanings ascribed thereto in the Registration Statement.

In connection with the opinions expressed herein, we have examined originals or copies, certified or otherwise identified to our satisfaction as true, correct and complete, of such agreements, instruments, documents and records in each case as we have deemed necessary or appropriate for the purposes of expressing the opinions set forth in this Opinion Letter. We have examined the following (collectively, the “Documents”):

(a) The Company’s Articles of Incorporation, filed as Exhibit 3.1 to this Registration Statement, as amended;

(b) The Company’s By-Laws, filed as Exhibit 3.2 to this Registration Statement;

(c) The Company’s Specimen Common Stock Certificate filed as Exhibit 4.1 to this Registration Statement;

(d) The Company’s stock transfer ledgers and records.;

(e) The Company’s warrants dated March 20, 2013 held by Bridge Bank, N.A.; and

(f) The Company’s warrants dated August 31, 2013 held by Hanover Holdings I, LLC.

        The opinions expressed herein are based upon (i) our review of the Documents, (ii) discussions with Nadir Ali, Chief Executive Officer with respect to the Documents (as defined below), (iii) discussions with those of our attorneys who have devoted substantive attention to the matters contained herein, and (iv) such review of public sources of law as we have deemed necessary.

The opinions expressed herein are limited to the laws of the State of New York, the general corporate laws of the State of Nevada, and Federal law of the United States of America, including the statutory provisions, and  applicable provisions of the Nevada Constitution, Nevada Revised Statutes, and the reported judicial decisions interpreting those laws and to Federal law of the United States of America currently in effect.

Based upon and subject to the foregoing, we are of the opinion that:

The Company is validly existing and has the power to issue the shares of Common Stock under the laws of Nevada. The shares of Common Stock will be lawfully and validly issued, fully paid and non-assessable.

We consent to the filing of this Opinion Letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the prospectus which is part of the Registration Statement.

 In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

The opinions expressed in this Opinion Letter are limited solely to the matters expressly set forth above. No other opinions are intended, nor should any other opinion be inferred herefrom.

Very truly yours,

DAVIDOFF HUTCHER & CITRON LLP

/s/ Elliot H. Lutzker

Elliot H. Lutzker, Partner